AMENDMENT TO
INVESTMENT MANAGEMENT AGREEMENT

THIS AMENDMENT is made as of September 1, 2016, by and between JPMorgan Access Multi-Strategy Fund L.L.C. and J.P.
Morgan Investment Management Inc. to the Investment
Management Agreement dated August 25, 2010 (the
"Agreement").
      WHEREAS, the parties hereto wish to amend the Agreement to reduce the advisory fee from 1.25% to 1.00%.
      NOW, THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

1.	Capitalized terms not otherwise defined herein shall
have the same meaning as are set forth in the
Agreement.
2.	As of the date of the Amendment, Section 7(a) of the
Agreement is hereby deleted and replaced in its
entirety with the following:
"The Fund shall pay the Investment Manager as
full compensation for the services performed by
the Investment Manager a fee of 1.00% per year
(the "Management Fee") payable monthly at a rate
of 1/12 of 1.00% of the Fund's month-end capital
account balance of each member of the Fund (each,
a "Member", and collectively, the "Members"),
before giving effect to repurchases, repurchase
fees (if any) or the Incentive Allocation, and
after giving effect to other expenses (all as
computed pursuant to the LLC Agreement). The
Management Fee shall be appropriately prorated in
the event that this Agreement becomes effective
as of a date other than the beginning of a month
or terminates as of a date other than the end of
a month."
3.	Other than as amended herein, the Agreement remains in
full force and effect.
4.	This Amendment shall inure to the benefit of and be
binding upon the parties hereto and their respective successors and permitted assigns.
5. This Amendment may be executed in one or more counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument.




      *  *  *  *
      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

JPMorgan Access Multi-Strategy Fund LLC



By: /s/ Gillian Sands

Name:   Gillian Sands

Title:  Assistant Treasurer





J.P. Morgan Investment Management Inc.


By: /s/ Brian Shlissel

Name:   Brian Shlissel

Title:  Managing Director